Exhibit 4.7

Final Form

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (the “Agreement”) is entered into as of [●], 2022 by and among Westrock Coffee Holdings, LLC, a Delaware limited liability company, which prior to the Effective Date (as defined below) shall convert to a Delaware corporation bearing the name “Westrock Coffee Company” (“WCC”), Riverview Acquisition Corp., a Delaware corporation(“RVAC”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company and (collectively, “Computershare”). This Agreement shall be effective as of the closing of the Westrock Business Combination (as defined below) (such date, the “Effective Date”).

WHEREAS, RVAC and Continental have previously entered into a warrant agreement, dated as of August 5, 2021 (the “Warrant Agreement”) governing the terms of RVAC’s [●] outstanding warrants (the “Warrants”) to purchase shares of Class A common stock, par value $0.001 per share, of RVAC (“RVAC Common Stock”);

WHEREAS, RVAC entered into a Transaction Agreement, dated April 4, 2022 (as amended, modified or supplemented, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Westrock Business Combination”), by and among RVAC, WCC, Origin Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of WCC (“Merger Sub I”) and Origin Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of WCC (“Merger Sub II”), pursuant to which, among other things, (i) WCC shall convert from a Delaware limited liability company to a Delaware corporation (the “Conversion”), (ii) following the Conversion, Merger Sub I shall merge with and into RVAC (the “SPAC Merger”), with RVAC surviving the merger as a direct wholly-owned subsidiary of WCC (the “SPAC Merger Surviving Company”); and (iii) following the SPAC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly-owned subsidiary of WCC;

WHEREAS, in the SPAC Merger, each share of RVAC Common Stock will be exchanged for one share of common stock, par value $0.01 per share, of WCC (the “WCC Common Stock”), pursuant to the terms and conditions of the Transaction Agreement;

WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, upon the closing of the Westrock Business Combination , the Warrants will represent the right of the holders thereof to purchase shares of WCC Common Stock;

WHEREAS, as a result of the foregoing, the parties hereto wish for RVAC to assign to WCC all of RVAC’s rights and interests and obligations in and under the Warrant Agreement and for WCC to accept such assignment, and assume all of RVAC’s obligations thereunder, in each case, effective as of the Effective Date;

WHEREAS, effective as of the Effective Date, WCC wishes to appoint Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement;

WHEREAS, effective as of the Effective Date, WCC wishes to amend and restate the Warrant Agreement in the form attached hereto as Exhibit A; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Warrant Agreement, as hereby amended and restated, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and WCC wishes to approve such assignment and assumption.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.             Assignment and Assumption of Warrant Agreement. RVAC hereby assigns, and WCC hereby agrees to accept and assume, effective as of the Effective Date, all of RVAC’s rights, interests and obligations in, and under the Warrant Agreement and Warrants.

2.             Appointment of Successor Warrant Agent and Transfer Agent. WCC hereby appoints Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement and Continental hereby assigns, and Computershare hereby agrees to accept and assume, effective as of the Effective Date, all of Continental’s rights, interests and obligations in, and under the Warrant Agreement and Warrants, as Warrant Agent and Transfer Agent; provided, that, Computershare shall not assume any of Continental’s liabilities and obligations under the Warrant Agreement arising prior to the Effective Time.

3.             Replacement Instruments. From and after the Effective Date, upon request by any holder of a Warrant, WCC shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement.

4.             Amendment and Restatement of Warrant Agreement. Pursuant to Section 9.8 of the Warrant Agreement, effective as of the Effective Date, the Warrant Agreement shall be amended and restated in the form attached hereto as Exhibit A.

5.             Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

6.             Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7.             Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

8.             Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended and restated constitute the entire agreement, and supersedes (from and after the Effective Date) all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

9.             Indemnification. The Company agrees to indemnify, defend and hold Computershare harmless from and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Agreement, except as a result of Computershare’s fraud, gross negligence, willful misconduct or bad faith (which fraud, gross negligence, bad faith, or willful misconduct must be determined by a judgment of a court of competent jurisdiction).

10.           Effectiveness. This Agreement shall be effective as of the Effective Date. This Agreement shall be null and void and of no effect if the Transaction Agreement is terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

RIVERVIEW ACQUISITION CORP.

By:
Name:
Title:

WESTROCK COFFEE HOLDINGS, LLC

By:
	Name:	Robert McKinney
	Title:	Chief Legal Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

COMPUTERSHARE, INC.
COMPUTERSHARE TRUST COMPANY, N.A.,
On behalf of both entities

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

Exhibit A

Amended and Restated Warrant Agreement